The information in this prospectus may change.  We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

Filed pursuant to Rule 424(a)
Registration Statement No. 333-158098

American International Group, Inc.

Offer to Exchange

$3,250,000,000 8.250% Notes Due 2018
For Any and All Outstanding
8.250% Notes Due 2018

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON JUNE 17, 2009, UNLESS
EXTENDED BY US

The terms of the new 8.250% Notes due 2018 (the “New Notes”) are substantially identical to the terms of the old 8.250% Notes due 2018 (the “Old Notes”), except that the New Notes are registered under the Securities Act of 1933 (the “Securities Act”), and the transfer restrictions, registration rights and additional interest provisions currently applicable to the Old Notes do not apply to the New Notes.

AIG is also making a concurrent offer to exchange up to $4,000,000,000 of its 8.175% Series A-6 Junior Subordinated Debentures for any and all of its outstanding 8.175% Series A-6 Junior Subordinated Debentures. That offering is being made pursuant to a separate prospectus and is not part of the exchange offer to which this prospectus relates. The offer to exchange 8.175% Series A-6 Junior Subordinated Debentures and this offer are not contingent upon or related to one another.

See “Risk Factors” on page 4 for a discussion of factors you should consider before tendering your Old Notes for New Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2009

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to the “Company”, “AIG”, “we”, “our”, “us” and similar references mean American International Group, Inc. and its subsidiaries.

You should rely only on the information contained in this prospectus or information contained in documents incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus is an offer to exchange only the 8.250% Notes due 2018 offered by this prospectus and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is accurate only as of its date.

CAUTIONARY STATEMENT REGARDING PROJECTIONS AND OTHER INFORMATION
ABOUT FUTURE EVENTS

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include, and AIG’s officers and representatives may from time to time make projections concerning financial information and statements concerning future economic performance and events, plans and objectives relating to the recently completed and proposed transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, asset dispositions, liquidity, collateral posting requirements, management, operations, products and services, and assumptions underlying these projections and statements. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the recently completed and proposed transactions with the Federal Reserve Bank of New York and the United States Department of the Treasury, the number, size, terms, cost and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses), AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets, the separation of AIG’s businesses from AIG parent company, AIG’s ability to retain and motivate its employees and AIG’s strategy for growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include a failure of the completed transactions with the Federal Reserve Bank of New York or the United States Department of the Treasury to achieve their desired objectives or a failure to complete the proposed transactions with the Federal Reserve Bank of New York, developments in global credit markets and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations of, and in Part II, Item 1A. Risk Factors of, AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, and in Part I, Item 1A.

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Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2008 (including Amendment No. 1 on Form 10-K/A filed on April 30, 2009, the “2008 Annual Report on Form 10-K”). AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

AIG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and files with the Securities and Exchange Commission (the “SEC”) proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document AIG files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. AIG’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

AIG’s common stock is listed on the NYSE and trades under the symbol “AIG”.

AIG has filed with the SEC a registration statement on Form S-4 relating to the exchange of Old Notes for New Notes. This prospectus is part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, please be aware that the reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C. as well as through the SEC’s internet site noted above.

The SEC allows AIG to “incorporate by reference” the information AIG files with the SEC (other than information that is deemed “furnished” to the SEC) which means that AIG can disclose important information to you by referring to those documents, and later information that AIG files with the SEC will automatically update and supersede that information as well as the information contained in this prospectus. AIG incorporates by reference the documents listed below and any filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the time of initial filing of the registration statement (or post-effective amendment) and before effectiveness of the registration statement (or post-effective amendment), and after the date of this prospectus and until the exchange offer is completed (except for information in these documents or filings that is deemed “furnished” to the SEC).

(1) Annual Report on Form 10-K for the year ended December 31, 2008 and Amendment No. 1 on Form 10-K/A filed on April 30, 2009.

(2) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.

(3) Current Reports on Form 8-K, filed on January 7, 2009, January 23, 2009, January 23, 2009, February 12, 2009, March 2, 2009, March 5, 2009, March 25, 2009, March 31, 2009, April 20, 2009, April 20, 2009, April 20, 2009 and May 7, 2009 and the amendments on Form 8-K/A filed on January 14, 2009, March 13, 2009, March 16, 2009, March 16, 2009, May 15, 2009 and May 15, 2009.

AIG will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from AIG’s Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone 212-770-6293, or you may obtain them from AIG’s corporate website at www.aigcorporate.com. Except for the documents specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

In order to ensure timely delivery of the requested documents, requests should be made no later than June 10, 2009.  In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date, as extended.

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PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and does not contain all of the information that you should consider before participating in this exchange offer. You should read the entire prospectus, the accompanying letter of transmittal and the documents incorporated by reference carefully.

American International Group, Inc.

AIG, a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s principal executive offices are located at 70 Pine Street, New York, New York 10270, and its main telephone number is 212-770-7000. The Internet address for AIG’s corporate website is www.aigcorporate.com. Except for the documents referred to under “Where You Can Find More Information” which are specifically incorporated by reference into this prospectus, information contained on AIG’s website or that can be accessed through its website does not constitute a part of this prospectus. AIG has included its website address only as an inactive textual reference and does not intend it to be an active link to its website.

The Exchange Offer

The Exchange Offer	AIG is offering to exchange up to $3,250,000,000 principal amount of the New Notes which have been registered under the Securities Act for a like principal amount of the Old Notes. You may tender the Old Notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the heading “The Exchange Offer” below for further information about the exchange offer and resale of the New Notes.

AIG has filed a registration statement to register the New Notes under the Securities Act. AIG will not accept for exchange any Old Notes until the registration statement has become effective under the Securities Act.

Expiration Date	5:00 p.m., New York City time, on June 17, 2009, unless AIG extends the exchange offer.

Resale of New Notes	Based on interpretive letters of the SEC staff to third parties, AIG believes that you may resell and transfer the New Notes issued pursuant to the exchange offer in exchange for the Old Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

• are not a broker-dealer that acquired the Old Notes from AIG or in market-making transactions or other trading activities;

• acquire the New Notes in the ordinary course of your business;

• do not have an arrangement or understanding with any person to participate in the distribution of the New Notes; and

• are not AIG’s affiliate as defined in Rule 405 under the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Broker-dealers that acquired the Old Notes directly from AIG, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Old Notes that it acquired as a result of market-making or other trading activities must comply with its prospectus delivery obligations in connection with any resale of the New Notes and provide AIG with a signed acknowledgment of compliance.

Consequences If You Do Not Exchange Your Old Notes	Old Notes that are not tendered in the exchange offer or are not accepted for exchange will remain outstanding and continue to bear legends restricting their transfer. You will not be able to offer or sell the Old Notes unless:

• an exemption from the requirements of the Securities Act is available to you; or

• you sell the Old Notes outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

Conditions to the Exchange Offer	The exchange offer is subject to certain conditions, which AIG may waive, as described below under “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, the following must be delivered to the exchange agent:

• an agent’s message from The Depository Trust Company, which we refer to as DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

• your Old Notes by timely confirmation of book-entry transfer through DTC; and

• all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Guaranteed Delivery Procedures for Tendering Old Notes	If you cannot meet the expiration deadline, deliver any necessary documentation or comply with the applicable procedures under DTC standard operating procedures for electronic tenders in a timely fashion, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw your tender of Old Notes any time before the exchange offer expires. You may also withdraw tenders of any Old Notes that have not yet been accepted for exchange after the expiration of forty business days from the commencement of the exchange offer.

Tax Consequences	The exchange pursuant to the exchange offer generally should not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	AIG will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer.

Exchange Agent	The Bank of New York Mellon is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth under “The Exchange Offer — Exchange Agent.”

The New Notes

Issuer	The New Notes will be the obligations of AIG.

The New Notes	$3,250,000,000 of 8.250% Notes due 2018.

The form and terms of the New Notes are the same as the form and terms of the Old Notes, except that:

• the New Notes will be registered under the Securities Act and will therefore not bear legends restricting their transfer; and

• the New Notes will not contain provisions for payment of additional interest in case of non-registration.

The same Indenture, dated as of October 12, 2006, between AIG and The Bank of New York Mellon, as trustee, as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, and the Seventh Supplemental Indenture, dated as of August 18, 2008 (as so supplemented, the “Indenture”), will govern both the Old Notes and the New Notes. You should read the discussion under the heading “Description of the New Notes” below for further information about the New Notes.

Trustee	The Bank of New York Mellon

RISK FACTORS

Before tendering Old Notes in the exchange offer, you should consider carefully each of the following risk factors, as well as the risk factors set forth in Item 1A of Part II of AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and in Item 1A of Part I of AIG’s 2008 Annual Report on Form 10-K (see “Where You Can Find More Information” in this prospectus).

If you fail to exchange the Old Notes, they will remain subject to transfer restrictions.

Any Old Notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. After this exchange offer, holders of Old Notes will not have any further rights to have their Old Notes exchanged for New Notes registered under the Securities Act. The liquidity of the market for Old Notes that are not exchanged could be adversely affected by this exchange offer and you may be unable to sell your Old Notes.

Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.

Holders are responsible for complying with all exchange offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

There has not been, and there may not be, a public market for the New Notes.

Prior to this exchange offer, there was no public market for the New Notes, and if an active trading market does not develop for the New Notes, you may not be able to resell them. We do not intend to apply to list the New Notes on any national securities exchange or any automated quotation system. The lack of a trading market could adversely affect your ability to sell the New Notes and the price at which you may be able to sell the New Notes. The liquidity of the trading market, if any, and future trading prices of the New Notes will depend on many factors, including, among other things, the market price of the other series of notes issued by AIG, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes from you in the same principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any change in our indebtedness.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our 2008 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, each of which is incorporated by reference into this prospectus as described under “Where You Can Find More Information.”

Three Months
Ended March 31,	Years Ended December 31,
2009	2008		2007	2006	2005	2004

(a)	(b	)	1.78	3.39	2.98	3.44

(a)	Earnings were inadequate to cover total fixed charges by $6,400 million for the three-month period ended March 31, 2009.

(b)	Earnings were inadequate to cover total fixed charges by $108,788 million for the year ended December 31, 2008.

Earnings represent:

•	Income from operations before income taxes and adjustments for minority interest

Plus

•	Fixed charges other than capitalized interest

•	Amortization of capitalized interest

•	The distributed income of equity investees

Less

•	The minority interest in pre-tax income of subsidiaries that do not have fixed charges.

Fixed charges include:

•	Interest, whether expensed or capitalized

•	Amortization of debt issuance costs

•	The proportion of rental expense deemed representative of the interest factor by the management of AIG.

THE EXCHANGE OFFER

The following is a summary of the exchange and registration rights agreement and letter of transmittal. The exchange and registration rights agreement and the letter of transmittal contain the full legal text of the matters described in this section, and each is filed as an exhibit to the registration statement of which this prospectus is a part. You should refer to these documents for more information.

Purpose and Effect of Exchange Offer; Registration Rights

We are offering to exchange our 8.250% Notes due 2018, which have been registered under the Securities Act and which we refer to as the New Notes, for our outstanding 8.250% Notes due 2018, which have not been so registered and which we refer to as the Old Notes. We refer to this exchange offer as the exchange offer.

We will not accept for exchange any Old Notes until the registration statement registering the New Notes has become effective under the Securities Act.

The Old Notes were purchased by Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Greenwich Capital Markets, Inc., UBS Securities LLC, BNP Paribas Securities Corp., Daiwa Securities America Inc., KeyBanc Capital Markets Inc., Mitsubishi UFJ Securities International plc, Mizuho Securities USA Inc. and Santander Investment Securities Inc., whom we collectively refer to as the initial purchasers, on August 18, 2008, for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the sale of the Old Notes, we and the initial purchasers entered into an exchange and registration rights agreement, dated August 18, 2008, which requires us, among other things,

•	to file with the SEC an exchange offer registration statement under the Securities Act with respect to New Notes identical in all material respects to the Old Notes, to use commercially reasonable efforts to cause this registration statement to be declared effective under the Securities Act and to make an exchange offer for the Old Notes as discussed below, or

•	in very limited circumstances to register the Old Notes on a shelf registration statement under the Securities Act.

We are obligated, upon the effectiveness of the exchange offer registration statement referred to above, to offer the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes which will be issued without a restrictive legend and may be reoffered and resold by the holder generally without restrictions or limitations under the Securities Act. The exchange offer is being made pursuant to the exchange and registration rights agreement to satisfy our obligations under that agreement.

The Old Notes and the exchange and registration rights agreement provide, among other things, that if we default in our obligations to take certain steps to make the exchange offer within the time periods specified in the registration rights agreement, the interest rate on the Old Notes will initially increase by .125% per annum and after 90 days (if the default continues) by .125% per annum, the maximum additional annual interest rate, until the default is remedied; provided that in no event shall the interest rate on the Old Notes increase by more than 0.250% per annum in the aggregate.

Under the terms of the Old Notes and the exchange and registration rights agreement, additional interest accrues on the Old Notes until the exchange offer is completed or August 18, 2010. However, once the exchange offer is completed or after August 18, 2010, no additional interest will accrue on any Old Note.

Terms of the Exchange Offer

For each of the Old Notes properly surrendered and not withdrawn before the expiration date of the exchange offer or as otherwise described in the section “— Withdrawal of Tender” below, a New Note having a principal amount equal to that of the surrendered Old Note will be issued.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

•	the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes; and

• the New Notes will not contain provisions for payment of additional interest in case of non-registration.

You may tender Old Notes only in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

The New Notes will evidence the same indebtedness as the Old Notes they replace, and will be issued under, and be entitled to the benefits of, the same Indenture that authorized the issuance of the Old Notes. As a result, the Old Notes and the respective replacement New Notes will be treated as a single series of notes under the Indenture.

No interest will be paid in connection with the exchange. The New Notes will bear interest from and including the last interest payment date on which interest has been paid on the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the exchange offer without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in no-action letters issued to other issuers in exchange offers like this one.

We have not, however, asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•	you must have no arrangements or understandings with any person to participate in the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

If you wish to exchange Old Notes for New Notes in the exchange offer you must represent to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the exchange offer. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the exchange offer. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes. We have agreed in the exchange and registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 30 days after the date of expiration of this exchange offer.

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on June 17, 2009. We may extend this expiration date in our sole discretion, and we will extend the expiration date to the extent required by Rule 13e-4 under the Exchange Act. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•	to, prior to the expiration date, delay accepting any Old Notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below under “— Conditions to the Exchange Offer” shall not have been satisfied; or

•	to amend the terms of the exchange offer in any way we determine.

We will give oral or written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of Old Notes. If we amend the exchange offer in a manner that constitutes a material change, or if we waive a material condition, or if a material change occurs in any other information included or incorporated by reference in this prospectus prior to the expiration date, we will promptly disclose the amendment, waiver or material change in a manner reasonably calculated to inform the holders of Old Notes of the amendment, waiver or material change, and extend the offer to the extent required by Rule 13e-4 under the Exchange Act.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer through a timely release to a financial news service.

Conditions to the Exchange Offer

We will not be required to accept for exchange, or to exchange New Notes for, any Old Notes, and we may terminate the exchange offer as provided in this prospectus before the expiration date, if:

•	any law, rule or regulation shall have been proposed, adopted or enacted, or interpreted in a manner, which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	we have not obtained any governmental approval which we, in our reasonable judgment, consider necessary for the completion of the exchange offer as contemplated by this prospectus;

•	any change, or any condition, event or development involving a prospective change, shall have occurred or be threatened in the general economic, financial, currency exchange or market conditions in the United States or elsewhere that, in our reasonable judgment, would impair our ability to proceed with the exchange offer;

•	any other change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on us, the market price of the New Notes or the Old Notes or the value of the exchange offer to us; or

•	there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange or the over-the-counter market; (ii) a declaration of a banking moratorium by United States Federal or New York authorities; or (iii) a commencement or escalation of a war or armed hostilities involving or relating to a country where we do business or other international or national emergency or crisis directly or indirectly involving the United States.

The conditions listed above are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our sole discretion in whole or in part at any time and from time to time. A failure on our part to exercise any of the above rights shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time and from time to time.

If we determine in our reasonable judgment that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

•	extend the exchange offer and retain all Old Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Old Notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date; and

•	purchase Old Notes in the open market, in privately negotiated transactions or otherwise.

The terms of any such purchases or offers may differ from the terms of the exchange offer.

Procedures For Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender Old Notes in the exchange offer. To tender Old Notes in the exchange offer:

•	you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder From Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your Old Notes for New Notes; or

•	you must comply with the guaranteed delivery procedures described below; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “— Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “— Representations on Tendering Old Notes.” In addition, each participating broker-dealer must acknowledge that it will comply with the prospectus delivery obligations under the Securities Act in connection with any resale of the New Notes. See “Plan of Distribution.” The tender by a holder of Old Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Old Notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “— Book-Entry Transfer,” to the exchange agent is at the election and risk of the tendering holder of Old Notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or Old Notes should be sent to us or DTC. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “— Withdrawal of Tenders” below, must be guaranteed by a member of the New York Stock Exchange Medallion Signature Program or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to together as eligible institutions, unless the Old Notes are tendered for the account of an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of Old Notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of Old Notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any Old Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing

DTC to transfer such Old Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of New Notes for tendered Old Notes will only be made after timely:

•	confirmation of book-entry transfer of the Old Notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “— Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

•	the aggregate principal amount of Old Notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.

Guaranteed Delivery Procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their Old Notes but:

•	the holders cannot deliver the letter of transmittal or any required documents specified in the letter of transmittal before the expiration date of the exchange offer; or

•	the holders cannot complete the procedure under DTC’s standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender Old Notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•	before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and number of the account at DTC and the principal amount of Old Notes tendered;

•	stating that the tender is being made by guaranteed delivery;

•	guaranteeing that, within three business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, or an agent’s message and a confirmation of a book-entry transfer of the Old Notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal or an agent’s message in the case of a book-entry transfer, as well as a confirmation of book-entry transfer of the Old Notes into the exchange agent’s account, and any other documents required by the letter of transmittal, within three business days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

Representations on Tendering Old Notes

By surrendering Old Notes in the exchange offer, you will be representing that, among other things:

•	you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in the distribution of the New Notes issued to you in the exchange offer;

•	you are not an affiliate, as defined in Rule 405 under the Securities Act, of AIG;

•	you have full power and authority to tender, exchange, assign and transfer the Old Notes tendered;

•	we will acquire good, marketable and unencumbered title to the Old Notes being tendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, or other obligations relating to their sale or transfer, and not subject to any adverse claim, when the Old Notes are accepted by us; and

•	you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purposes of distributing the New Notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their no-action letters.

If you are a broker-dealer and you will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you will be required to acknowledge in the letter of transmittal that you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by complying with their obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See also “Plan of Distribution.”

Withdrawal of Tenders

Your tender of Old Notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to them unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be re-tendered by following the procedures described above under “— Procedures For Tendering” at any time prior to the expiration date.

You may withdraw tenders of any Old Notes that have not yet been accepted for exchange after the expiration of forty business days from the commencement of the exchange offer. You must make any such withdrawal in the manner described above in this section.

Exchange Agent

We have appointed The Bank of New York Mellon as exchange agent in connection with the exchange offer. Holders should direct questions, requests for assistance and for additional copies of this prospectus, the letter of transmittal or notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
101 Barclay Street — 7 East
New York, NY 10286
Attention:  Ms. Carolle Montreuil
Telephone: (212) 815-5092	By Facsimile Transmission: (212) 298-1915 Attention: Ms. Carolle Montreuil Confirm by telephone: (212) 815-5092

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the exchange offer only after timely receipt by the exchange agent of the Old Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•	holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Old Notes could be adversely affected.

DESCRIPTION OF THE NEW NOTES

We have summarized below certain terms of New Notes. This summary is not complete. You should refer to the Indenture, dated as of October 12, 2006, between us and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of April 18, 2007, and the Seventh Supplemental Indenture, dated as of August 18, 2008. References herein to the “Indenture” are to that Indenture, as so supplemented. The Bank of New York Mellon acts as Trustee under the Indenture. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as holders of the New Notes. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part and you can obtain a copy of the Indenture as described under “Where You Can Find More Information.”

All references to New Notes below in this section include the Old Notes that are not exchanged for New Notes in the exchange offer, except the Old Notes will continue to be subject to certain transfer restrictions as described under “Risk Factors — If you fail to exchange the Old Notes, they will remain subject to transfer restrictions.” The New Notes and the Old Notes that are not exchanged constitute a single series of notes under the Indenture.

The New Notes will be issued in fully registered form in denominations of $100,000 and integral multiples of $1,000 in excess thereof and will be represented by one or more global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee.

The New Notes will be unsecured senior obligations of AIG and will rank equally with all of our other unsecured senior indebtedness.

We do not intend to apply to list the New Notes on any national securities exchange or any automated dealer quotation system.

Principal, Maturity and Interest

The New Notes will be issued in an aggregate principal amount of $3,250,000,000. We may, without the consent of the holders of the New Notes, increase the principal amount of the New Notes in the future on the same terms and conditions (except that the issue price and issue date may vary) and with the same CUSIP numbers, ISIN and common code as the New Notes being offered in this prospectus.

The New Notes will bear interest at the rate of 8.250% per annum and will mature on August 15, 2018. Interest on the New Notes will be payable semiannually in arrears on each February 15 and August 15, from and including the most recent interest payment date from which interest has been paid or duly provided on the Old Notes, to holders of record on the immediately preceding January 31 and July 31. Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the New Notes, holders will be entitled to receive 100% of the principal amount of the New Notes plus accrued and unpaid interest, if any. If any interest payment date or the maturity date of a New Note falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day. “Business day” for the purposes of the New Notes means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

The New Notes do not provide for any sinking fund or permit holders to require us to repurchase the New Notes.

For so long as the New Notes are in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive New Notes in the limited circumstances set forth in “Legal Ownership and Book-Entry Issuance” below.

Optional Redemption

We will have the right to redeem the New Notes, in whole or in part, at any time, at a redemption price equal to the greater of:

•	100% of the principal amount of the New Notes to be redeemed; or

•	as determined by the quotation agent the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date, on a semiannual basis assuming a 360-day year consisting of twelve 30-day months at the adjusted treasury rate, plus 65 basis points, plus, in either case, accrued interest thereon to the date of redemption.

The definitions of certain terms used in the paragraph above are listed below.

“Adjusted treasury rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes.

“Comparable treasury price” means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date.

“Quotation agent” means AIG Financial Products Corp., or any other firm appointed by us, acting as quotation agent.

“Reference treasury dealer” means:

•	each of Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Incorporated, Greenwich Capital Markets, Inc. and UBS Securities LLC, or its respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer; and

•	any other primary treasury dealer selected by the quotation agent after consultation with us.

“Reference treasury dealer quotations” means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 5:00 p.m. on the third business day preceding such redemption date.

If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate, provided that New Notes with a principal amount of $100,000 will not be redeemed in part.

We will give to DTC a notice of redemption at least 30 but not more than 60 days before the redemption date. If any New Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. A New Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the New Notes or portions thereof called for redemption. If a redemption date falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm. However, we may not take any of these actions unless all the following conditions are met:

•	When we merge or consolidate out of existence or sell or lease substantially all of our assets, the other company or firm may not be organized under a foreign country’s laws — that is, it must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law — and it must agree to be legally responsible for the New Notes.

•	The merger, sale of assets or other transaction must not cause a default on the New Notes, and we must not already be in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an Event of Default (as defined below) that has occurred and not been cured. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

If the conditions described above are satisfied with respect to the New Notes, we will not need to obtain the approval of the holders of the New Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell substantially all of our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we sell less than substantially all of our assets. It is possible that this type of transaction may result in a reduction in our credit rating, may reduce our operating results or may impair our financial condition. Holders of the New Notes, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the New Notes

There are three types of changes we can make to the Indenture and the New Notes.

Changes Requiring Approval of All Holders

First, there are changes that cannot be made to the Indenture or the New Notes without specific approval of each holder of a New Note affected in any material respect by the change. Affected New Notes may be all or less than all of the New Notes. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on any New Note;

•	reduce any amounts due on any New Note;

•	reduce the amount of principal payable upon acceleration of the maturity of any New Note following a default;

•	change the place or currency of payment on any New Note;

•	impair a holder’s right to sue for payment;

•	reduce the percentage of holders of New Notes whose consent is needed to modify or amend the Indenture;

•	reduce the percentage of holders of New Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

•	modify any other aspect of the provisions dealing with modification and waiver of the Indenture.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the New Notes is the kind that requires a vote in favor by holders of New Notes owning not less than a majority of the principal amount of the New Notes or, if so provided and to the extent permitted by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of particular New Notes affected thereby. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the New Notes. We may also obtain a waiver of a past default from the holders of New Notes owning a majority of the principal amount of the New Notes. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the New Notes listed in the first category described above under “— Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.

Changes Not Requiring Approval

The third type of change to the Indenture and the New Notes does not require any vote by holders of the New Notes. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the New Notes.

We may also make changes or obtain waivers that do not adversely affect in any material respect a particular New Note, even if they affect other New Notes. In those cases, we do not need to obtain the approval of the holder of that New Note; we need only obtain any required approvals from the holders of the affected New Notes.

Details Concerning Voting

The New Notes will not be considered outstanding, and therefore will not be eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for you money for their payment or redemption. The New Notes will also not be eligible to vote if they have been fully defeased as described below under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding New Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders of the New Notes. If we or the Trustee set a record date for a vote or other action to be taken by holders of the New Notes, that vote or action may be taken only by persons who are holders of outstanding New Notes on the record date. We or the Trustee, as applicable, may shorten or lengthen the period during which holders may take action.

Defeasance

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the New Notes, called full defeasance, if we put in place the following arrangements for holders of the New Notes to be repaid:

•	We must deposit in trust for the benefit of all holders of the New Notes a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the New Notes on their due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders of the New Notes to be taxed on those New Notes any differently than if we did not make the deposit and just paid the interest, principal and any premium on the New Notes on their scheduled payment dates ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the New Notes would be treated as though we took back those New Notes and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the New Notes you give back to us.

•	We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the New Notes. You could not look to us for repayment in the unlikely event of any shortfall.

Covenant Defeasance

Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the New Notes. This is called covenant defeasance. In that event, you would lose the protection of these restrictive covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the New Notes. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for the benefit of all holders of the New Notes a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that will generate enough cash to make interest, principal and any other payments on the New Notes on their various due dates.

•	deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the New Notes any differently than if we did not make the deposit and just paid the interest, principal and any premium on the New Notes on their scheduled payment dates ourselves.

If we accomplish covenant defeasance in respect of the New Notes, the events of default relating to breach of covenants and acceleration of maturity, described below under “Events of Default — What Is an Event of Default?” would no longer apply to the New Notes. Also, if we accomplish covenant defeasance in respect of the New Notes, you can still look to us for repayment of the New Notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the New Notes become immediately due and payable, there may be such a shortfall.

Events of Default

You will have special rights if an Event of Default (as defined below) occurs and is not cured, as described later in this subsection.

What Is an Event of Default?

The term “Event of Default” means, in respect of the New Notes, any of the following:

•	We do not pay the principal or any premium on any New Note within 5 days of its due date.

•	We do not pay interest on any New Note within 30 days of its due date.

•	We remain in breach of any covenant or warranty of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of the New Notes.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur with respect to us.

Remedies if an Event of Default Occurs

If an Event of Default occurs, the Trustee will have special duties. In that situation, the Trustee will be obligated to use those of its rights and powers under the Indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an Event of Default has occurred and has not been cured with respect to the New Notes, the Trustee or the holders of at least 25% in principal amount of New Notes may declare the entire principal amount of all the New Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the New Notes, provided that all other defaults have been cured and all payment obligations have been made current.

Except in cases of default, where the Trustee has the special duties described above, the Trustee is not required to take any action under the Indenture at the request of any holders unless such holders offer to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request. If security or indemnity reasonably satisfactory to the Trustee is provided, the holders of a majority in principal amount of the outstanding New Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee with respect to the New Notes. These majority holders may also direct the Trustee in performing any other action under the Indenture with respect to the New Notes.

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the New Notes the following must occur:

•	the registered holder of your New Note must give the Trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of 25% in principal amount of all outstanding New Notes must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the costs, expenses and liabilities of taking that action; and

•	the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your New Note on or after its due date.

We will give to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the New Notes, or else specifying any default.

Exchange and Transfer

Holders may have New Notes broken into more New Notes of smaller denominations of not less than $100,000 or combined into fewer New Notes of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

Subject to the restrictions relating to New Notes represented by global securities, holders may exchange or transfer New Notes at the office or agency of AIG in any place where the principal of and any premium or interest on this New Note are payable. They may also replace lost, stolen or mutilated New Notes at the office of Trustee.

The Trustee acts as our agent for registering New Notes in the names of holders and transferring New Notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The Trustee’s agent may require an indemnity before replacing any New Notes.

Holders will not be required to pay a service charge to transfer or exchange New Notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

In the event of any redemption, neither we nor the Trustee will be required to:

•	issue, register the transfer of or exchange New Notes during the period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of New Notes and ending at the close of business on the day of such mailing; or

•	transfer or exchange any New Notes so selected for redemption in whole or in part, except, in the case of any New Notes being redeemed in part, any portion thereof not being redeemed.

Notices

We and the Trustee will send notices regarding the New Notes only to holders, using their addresses as listed in the Trustee’s records.

Governing Law

The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Our Relationship with the Trustee

The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.

The Bank of New York Mellon serves or will serve as the trustee for certain of our senior debt securities and our subordinated debt securities and any warrants that we may issue under our warrant indenture, as well as the trustee under any amended and restated trust agreement and capital securities subordinated guarantee that we may enter into in connection with the issuance of capital securities. Consequently, if an actual or potential event of default occurs with respect to any of these securities, trust agreements or subordinated guarantees, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures, trust agreements or subordinated guarantees and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to New Notes for so long as they remain issued in global — i.e., book-entry — form. First, we describe the difference between legal ownership and indirect ownership of New Notes. Then, we describe special provisions that apply to New Notes.

Who is the Legal Owner of a Registered Security?

The New Notes will be evidenced by one or more global securities, each registered in the name of a nominee for, and deposited with, DTC, or its nominee. We refer to those who, indirectly through others, own beneficial interests in New Notes that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in New Notes issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Since we will initially issue the New Notes in book-entry form only, they will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the New Notes on behalf of themselves or their customers.

Under the Indenture, only the persons in whose name New Notes are registered are recognized as the holders of those New Notes represented thereby. Consequently, for so long as the New Notes are issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the New Notes, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the New Notes.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the New Notes are issued in global form, investors will be indirect owners, and not holders, of the New Notes.

Street Name Owners

If we terminate an existing global security, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For New Notes held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the New Notes are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property, to them.

These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold New Notes in street name will be indirect owners, not holders, of those New Notes.

Legal Holders

Our obligations, as well as the obligations of the Trustee under the Indenture and the obligations, if any, of any third parties employed by us or any agents of theirs, run only to the holders of the New Notes. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a New Note or has no choice because we are issuing the New Notes only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the Indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the Indenture — we would seek the approval only from the holders, and not the indirect owners, of the New Notes. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all acquirers of the New Notes being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your New Notes” in this prospectus, we mean the New Notes in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold New Notes through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles New Notes payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the New Notes if there were an Event of Default or other event triggering the need for holders to act to protect their interests; and

•	if the New Notes are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

We will issue the New Notes in book-entry form. This means that the New Notes will be represented by one or more global securities deposited on behalf of DTC as “depositary” for the New Notes, and registered in the name of Cede & Co., as DTC’s partnership nominee, or such other name as may be requested by an authorized representative of DTC. DTC will hold global securities on behalf of other financial institutions that participate in the book-entry system of DTC (the “DTC participants”). These DTC participants, in turn, hold beneficial interests in global securities on behalf of themselves or their customers. Investors will not own global securities issued in global form directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that is itself a DTC participant or holds an interest through a DTC participant.

An investor will be an indirect holder and must look to its bank or broker for payments on the New Notes and protection of its legal rights relating to the New Notes. DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more DTC participants whose accounts are credited with DTC interests in a global security.

The laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, you will not have the ability to transfer beneficial interests in the global securities to these persons.

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the New Notes must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

The depositary may require that those who purchase and sell interests in a global security within its book entry system use immediately available funds, and your bank, broker or other financial institution may require you to do so as well.

Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the New Notes, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear Bank S.A./N.V., as operator of the Euroclear system, referred to as Euroclear, and Clearstream Banking, société anonyme, Luxembourg, known as Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

The New Notes will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated.” If termination occurs, the New Notes will no longer be held through any book-entry clearing system.

Special Situations When a Global Security Will Be Terminated

In a few special situations, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the New Notes it represented. The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer permitted under applicable law to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the Trustee that we wish to terminate that global security; or

•	if an Event of Default has occurred with regard to the New Notes and has not been cured or waived.

In any such instance, an owner of a beneficial interest in the global security of the New Notes will be entitled to physical delivery in definitive form of the New Notes represented by the global security equal in principal amount to that beneficial interest and to have those New Notes registered in its name. New Notes so issued in definitive form will be issued as registered New Notes in denominations of $100,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified by us. Definitive New Notes can be transferred by presentation for registration to the registrar at its New York offices and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive New Notes.

After that exchange, the choice of whether to hold the New Notes directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who is the Legal Owner of a Registered Security?”

If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the New Notes represented by the global security will be registered and, therefore, who will be the holders of those New Notes.

Considerations Relating to DTC

DTC has informed us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the post-trade settlement among DTC participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between DTC participants’ accounts. This eliminates the need for physical movement of securities certificates. DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Indirect access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Acquisitions of New Notes within the DTC system must be made by or through DTC participants, which will receive a credit for the New Notes on DTC’s records. The ownership interest of each actual acquirer of New Notes is in turn to be recorded on the direct and indirect participants’ records, including Euroclear and Clearstream, Luxembourg. Beneficial owners will not receive written confirmation from DTC of their acquisition, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the New Notes are to be accomplished by entries made on the books of DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the New Notes, except in the limited circumstances described in “What is a Global Security — Special Situations When a Global Security Will Be Terminated” in which a global security of the New Note will become exchangeable for New Note certificates registered in the manner described therein.

To facilitate subsequent transfers, all New Notes deposited by DTC participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC will not have knowledge of the actual beneficial owners of the New Notes; DTC’s records reflect only the identity of the DTC participants to whose accounts such New Notes are credited, which may or may not be the beneficial owners. The DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

Redemption notices will be sent to DTC. If less than all of the New Notes are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the New Notes unless authorized by a DTC participant in accordance with DTC’s money market instruments procedures. Under its usual procedures, DTC would mail an omnibus proxy to the Trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such New Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the New Notes will be made by the Trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the Trustee (or any registrar or paying agent), on the relevant payable date in accordance with their respective holdings shown on DTC’s records. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such DTC participants and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Trustee, disbursement of those payments to DTC participants will be the responsibility of DTC, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants. Neither we nor the Trustee (or any registrar or paying agent) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities of the New Notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

DTC may discontinue providing its services as securities depositary with respect to the New Notes at any time by giving reasonable notice to us.

Global Clearance and Settlement Procedures

As long as DTC is the depositary for the global securities, you may hold an interest in a global security through any organization that participates, directly or indirectly, in the DTC system. Those organizations include Euroclear and Clearstream, Luxembourg. If you are a participant in either of those systems, you may hold your interest directly in that system. If you are not a participant, you may hold your interest indirectly through organizations that are participants in that system. If you hold your interest indirectly, you should note that DTC, Euroclear and Clearstream, Luxembourg will have no record of you or your relationship with the direct participant in their systems.

Euroclear and Clearstream, Luxembourg are securities clearance systems in Europe, and they participate indirectly in DTC. Euroclear and Clearstream, Luxembourg will hold interests in the global securities on behalf of the participants in their systems, through securities accounts they maintain in their own names for their customers on their own books or on the books of their depositaries. Those depositaries, in turn, are participants in DTC and hold those interests in securities accounts they maintain in their own names on the books of DTC. Clearstream, Luxembourg and Euroclear clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

If you hold an interest in a global security through Clearstream, Luxembourg or Euroclear, that system will credit the payments we make on your New Note to the account of your Clearstream, Luxembourg or Euroclear participant in accordance with that system’s rules and procedures. The participant’s account will be credited only to the extent that the system’s depositary receives these payments through the DTC system. Payments, notices and other communications or deliveries relating to the New Notes, if made through Clearstream, Luxembourg or Euroclear, must comply not only with the rules and procedures of those systems, but also with the rules and procedures of DTC, except as described below.

Trading in the New Notes between Clearstream, Luxembourg participants or between Euroclear participants will be governed only by the rules and procedures of that system. We understand that, at present, those systems’ rules and procedures applicable to trades in conventional eurobonds will apply to trades in the New Notes, with settlement in immediately available funds.

Cross-market transfers of the New Notes — meaning transfers between investors who hold or will hold their interests through Clearstream, Luxembourg or Euroclear, on the one hand, and investors who hold or will hold their interests through DTC but not through Clearstream, Luxembourg or Euroclear, on the other hand — will be governed by DTC’s rules and procedures in addition to those of Clearstream, Luxembourg or Euroclear. If you hold your New Note through Clearstream, Luxembourg or Euroclear and you wish to complete a cross-market transfer, you will need to deliver transfer instructions and payment, if applicable, to Clearstream, Luxembourg or Euroclear, through your participant, and that system in turn will need to deliver them to DTC, through that system’s depositary.

Because of time-zone differences between the United States and Europe, any New Notes you purchase through Clearstream, Luxembourg or Euroclear in a cross-market transfer will not be credited to your account at your Clearstream, Luxembourg or Euroclear participant until the business day immediately after the DTC settlement date. For the same reason, if you sell the New Notes through Clearstream, Luxembourg or Euroclear in a cross-market transfer, your cash proceeds will be received by the depositary for that system on the DTC settlement date but will not be credited to your participant’s account until the business day following the DTC settlement date. In this context, “business day” means a business day for Clearstream, Luxembourg or Euroclear.

The description of the clearing and settlement systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream, Luxembourg and Euroclear as currently in effect. Those systems could change their rules and procedures at any time. We have no control over those systems and we take no responsibility for their activities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of exchanging Old Notes for New Notes and owning the New Notes. It applies to you only if you hold Old Notes and New Notes as capital assets for tax purposes and acquire New Notes by exchanging pursuant to the exchange offer the Old Notes that you acquired. For the purposes of this section “Certain United States Federal Income Tax Considerations”, the New Notes and the Old Notes are hereinafter referred to as the “Notes”.

Assuming full compliance with the terms of the Note’s indenture and other relevant documents, we believe that the Notes will be treated as indebtedness of AIG for United States federal income tax purposes.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns Notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase Notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of owning these Notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction. If you did not acquire the Old Notes upon their original issuance at their original offering price, please consult your own tax advisor with respect to the tax treatment of your Notes, including the special rules applicable to Notes with market discount or acquisition premium.

Treatment of the Exchange

In the opinion of our tax counsel, Sullivan & Cromwell LLP, the exchange of the Old Notes for New Notes should not be a taxable event for United States federal income tax purposes. Your basis and holding period in the New Notes will equal your basis and holding period in the Old Notes exchanged for them.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest.  You will be taxed on interest on your Note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes.  Your tax basis in your Note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your Note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your Note. Capital gain of a noncorporate United States holder that is recognized before January 1, 2011, is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Note.

If you are a United States holder, this subsection does not apply to you.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a Note:

•	we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of payments of interest:

1.	you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote,

2.	you are not a controlled foreign corporation that is related to AIG through stock ownership, and

3.	the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

a.	you have furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

b.	in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

c.	the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

i.	a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

ii.	a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

iii.	a U.S. branch of a non-United States bank or of a non-United States insurance company,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

d.	the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business,

i.	certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

ii.	to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

e.	the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the Notes in accordance with U.S. Treasury regulations; and

•	no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your Note.

Further, a Note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote at the time of death, and

•	the income on the Note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your Note. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your Note before maturity within the United States. Additionally, backup withholding will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

In general, if you are a United States alien holder, payments of principal or interest made by us and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or you otherwise establish an exemption. However, we and other payors are required to report payments of interest on your Notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In addition, payment of the proceeds from the sale of Notes effected at a United States office of a broker will not be subject to backup withholding and information reporting, provided that:

•	the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by you unless the broker has actual knowledge that you are a United States person.

In general, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of Notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of Notes effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF THE OLD NOTES FOR NEW NOTES AND, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the New Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), prohibit plans, as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code and certain entities whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investment by such plans or accounts therein (also “plans”), from engaging in certain transactions involving plan assets with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (together, “parties in interest”) with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain governmental plans, church plans and non-U.S. plans (“non-ERISA arrangements”) are not subject to the requirements of ERISA or the Code but may be subject to similar provisions under applicable federal, state, local, or non-U.S. laws (“similar laws”).

AIG and certain of its affiliates may each be considered a party in interest with respect to many plans. The acquisition of New Notes by a plan with respect to which we or an affiliate is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or the Code, unless those New Notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the acquisition or holding of a New Note offered hereunder. These exemptions are PTCE 84-14

(for certain transactions determined or effected by a qualified professional asset manager), 90-1 (for certain transactions involving insurance company pooled separate accounts), 91-38 (for certain transactions involving bank collective investment funds), 95-60 (for transactions involving insurance company general accounts) and 96-23 (for transactions determined or effected by an in-house asset manager). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) provide an exemption for the acquisition and sale of securities, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any plan involved in the transaction, and provided further that the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).

Any acquiror or holder of a New Note offered hereunder or any interest therein will be deemed to have represented by its acquisition and holding of the New Note that either (1) it is not a plan and is not acquiring the New Note on behalf of or with the assets of a plan or (2) its acquisition and holding of the New Note will not result in any nonexempt prohibited transaction under ERISA or the Code. In addition, any acquiror or holder of a New Note offered hereunder which is a non-ERISA arrangement will be deemed to have represented by its acquisition or holding of the New Note that its acquisition and holding will not violate the provisions of any similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering the exchange for the New Notes on behalf of or with plan assets of any plan or non-ERISA arrangement consult with their counsel regarding the availability of an exemption, or the potential consequences of any acquisition or holding under similar laws, as applicable. If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the New Notes, you should consult your legal counsel. The acquisition of the New Notes offered hereunder by a plan or non-ERISA arrangement is in no respect a representation by AIG or any of its affiliates that such an acquisition meets all relevant legal requirements with respect to investments by any such plan or arrangement generally or any particular plan or arrangement, or that such acquisition is appropriate for such plans or arrangements generally or any particular plan or arrangement.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account in connection with the exchange offer must acknowledge that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of those New Notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of New Notes received in exchange for Old Notes where such broker-dealer acquired Old Notes as a result of market-making activities or other trading activities. We have agreed that for a period of 30 days after the expiration date of the exchange offer, we will make available a prospectus, as amended or supplemented, meeting the requirements of the Securities Act to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of New Notes by broker-dealers. Broker-dealers may sell New Notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will comply with the prospectus delivery requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 30 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commission or concessions of any broker or dealers.

VALIDITY OF THE NEW NOTES

The validity of the New Notes will be passed upon by Sullivan & Cromwell LLP, New York, New York. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock.

EXPERTS

The consolidated financial statements and the financial statement schedules incorporated into this prospectus by reference to AIG’s 2008 Annual Report on Form 10-K have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AMERICAN INTERNATIONAL GROUP, INC.

OFFER TO EXCHANGE UP TO

$3,250,000,000

8.250% NOTES DUE 2018

WHICH HAVE BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933

FOR ANY AND ALL OUTSTANDING

8.250% NOTES DUE 2018

PROSPECTUS

May 19, 2009